EXHIBIT 99.1

Atrion Reports Second Quarter Results

ALLEN, Texas, Aug. 06, 2020 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ: ATRI) today announced that for the second quarter ended June 30, 2020, revenues totaled $38.0 million compared with $40.1 million for the same period in 2019. Net income for the second quarter of 2020 totaled $8.6 million as compared to $9.7 million for the same period in 2019, with diluted earnings per share for the second quarter of 2020 at $4.68 compared to $5.18 for the second quarter of 2019.

Commenting on the Company’s quarterly results for the second quarter of 2020 compared to the same period last year, David A. Battat, President & CEO, stated, “The impact of the pandemic was felt in the second quarter with revenues and operating income lower by 5% and 8%, respectively, essentially the reverse image of the first quarter when revenues were up 5% and operating income was up 6%.” Mr. Battat explained, “The current year second quarter saw hospitals suspend elective surgeries to preserve ICU beds and other resources to deal with the anticipated deluge of Covid-19 patients. As a result, sales of our products used in elective procedures were lower by $3.7 million.” Mr. Battat added, “The net impact on overall sales was limited to $2.1 million thanks to our diversified product portfolio and the tireless efforts of my co-workers who kept our operations running throughout this period.”

Mr. Battat continued “With an effective tax rate 15% higher in this year’s quarter than the prior year’s second quarter, diluted EPS and net income were lower by 10% and 11%, respectively. During the quarter we purchased 12,158 shares of our common stock at an average cost of $641 per share. As of June 30, 2020, we continue to be debt free while holding $87.5 million in cash and short and long term investments.”

Atrion Corporation develops and manufactures products primarily for medical applications. The Company’s website is www.atrioncorp.com.

ATRION CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues	$37,968	$40,103	$81,563	$81,717
Cost of goods sold	20,499	21,511	44,226	44,422
Gross profit	17,469	18,592	37,337	37,295
Operating expenses	7,423	7,626	15,577	15,291
Operating income	10,046	10,966	21,760	22,004

Interest and dividend income	367	581	858	1,163
Other investment income (loss)	354	161	(673)	372
Income before income taxes	10,767	11,708	21,945	23,539
Income tax provision	(2,162)	(2,044)	(4,443)	(4,437)
Net income	$8,605	$9,664	$17,502	$19,102

Income per basic share	$4.69	$5.21	$9.49	$10.30

Weighted average basic shares outstanding	1,835	1,854	1,844	1,854

Income per diluted share	$4.68	$5.18	$9.47	$10.25

Weighted average diluted shares outstanding	1,839	1,864	1,849	1,863

ATRION CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	Dec. 31,
ASSETS	2020	2019
	(Unaudited)
Current assets:
Cash and cash equivalents	$24,099	$45,048
Short-term investments	6,574	23,766
Total cash and short-term investments	30,673	68,814
Accounts receivable	22,441	18,886
Inventories	45,805	42,093
Prepaid expenses and other	3,226	2,545
Total current assets	102,145	132,338
Long-term investments	56,871	31,772
Property, plant and equipment, net	87,867	84,606
Other assets	13,467	13,315

	$260,350	$262,031

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	15,443	11,274
Line of credit	--	--
Other non-current liabilities	11,380	12,887
Stockholders’ equity	233,527	237,870

	$260,350	$262,031

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800